Exhibit 99

PPG Industries
PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com
News
Contact:
Mark Silvey
PPG Corporate Communications
412-434-3046
silvey@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG chairman notes strategic milestones, record financials at annual meeting

PITTSBURGH, April 16, 2015 - PPG Industries (NYSE:PPG) today held its annual meeting of shareholders in Pittsburgh, where Chairman and Chief Executive Officer Charles E. Bunch spoke about the company’s recent strategic progress and record financial performance.

“Thanks to our customers and employees throughout the world, 2014 was another successful year for our 131-year-old company, both financially and strategically,” Bunch said. “We completed several actions to further strengthen our global coatings leadership position.”

Bunch highlighted some of the company’s recent strategic actions, including several acquisitions strengthening PPG’s coatings product portfolio, which now comprises approximately 93 percent of the company. He noted that the successful acquisition of Comex - the second-largest such transaction in PPG’s history - added one of the highest-quality coatings businesses in the world to PPG.

Also mentioned were the 2014 acquisitions of The Homax Group, Hi-Temp Coatings and Canal Supplies, as well as significant divestitures including the sale of PPG’s ownership interest in Transitions Optical and the sale of its glass manufacturing facility in Mount Zion, Illinois.

Commenting on the company’s 2014 performance, Bunch said, “We achieved record net sales from continuing operations of $15.4 billion, an increase of 8 percent. We also had record adjusted earnings per diluted share from continuing operations of $9.75, up 27 percent. In addition, our increased capital investments in 2014 supported several major growth projects throughout the world.”

Bunch highlighted expansion projects in Cleveland, Ohio; Tianjin and Zhangjiagang, China; San Juan del Rio, Querétaro, Mexico; and Sumaré, São Paulo, Brazil, which he said will support demand growth for the company’s coatings. He noted PPG’s architectural coatings business is currently introducing the PPG PAINTS™ brand across its network of more than 630 U.S. company-owned stores. Bunch also discussed the company’s investment in its headquarters community of Pittsburgh, where it opened a new regional headquarters for its U.S. and Canadian architectural coatings business and completed construction of a new research and development laboratory for architectural coatings. In addition to capital investments, he indicated that the company invested more than $500 million in 2014 for research and development.

“Our investments in several of these projects will continue into this year, and we anticipate 2015 capital spending will range from 3.5 percent to 4 percent of sales as we continue our focus on profitable global growth,” Bunch said.

Looking ahead, Bunch said, “We are well-positioned to benefit from continuing global growth due to our broad geographic reach, excellent product offering and pipeline of new and innovative products.”

The company announced at the meeting that Michael W. Lamach, chairman, president and CEO of Ingersoll-Rand plc, was elected to serve on PPG’s board of directors. Lamach has been in his current role with Ingersoll-Rand since June 2010. Previously he served in leadership roles such as president and CEO from February to June 2010; president and chief operating officer starting in February 2009; president of the company’s Trane Commercial Systems business starting in June 2008; and president of its Security Technologies sector starting in February 2004. Prior to joining Ingersoll-Rand, Lamach spent 17 years in various management positions with Johnson Controls. He currently serves as a member of the Executive Committee of the National Association of Manufacturers.

At the meeting, shareholders also re-elected directors Bunch, Martin H. Richenhagen and Thomas J. Usher, and they passed a non-binding resolution to approve compensation of the company’s named executive officers. Additionally, shareholders ratified the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2015. Shareholder votes were not sufficient to approve a proposal to replace the supermajority voting provisions in the company’s Articles of Incorporation.

PPG: BRINGING INNOVATION TO THE SURFACE.(TM)
PPG Industries' vision is to be the world’s leading coatings company by consistently delivering high-quality, innovative and sustainable solutions that customers trust to protect and beautify their products and surroundings. Through leadership in innovation, sustainability and color, PPG provides added value to customers in construction, consumer products, industrial and transportation markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in nearly 70 countries around the world. Reported net sales in 2014 were $15.4 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com and follow @PPGIndustries on Twitter.

Bringing innovation to the surface and PPG Paints are trademarks and the PPG Logo is a registered trademark of PPG Industries Ohio, Inc.